Exhibit (n)(2)

REPORT OF INDEPENDENET AUDITORS

To the Board of Directors and Shareholders

Daxor Corporation

Oak Ridge, Tennesse

We have audited the Senior Securities table of Daxor Corporation (the “Company”) as of December 29, 2025, which is contained in this Registration Statement No. 333-281622 on Form N-2, as amended. The Senior Securities table is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Senior Securities table based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Senior Securities table is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Senior Securities table. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Senior Securities table presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the Senior Securities table referred to above presents fairly, in all material respects, the Senior Securities, as defined in Section 18 of the Investment Company Act of 1940, for the fiscal years reported in this Registration Statement, in conformity with U.S. generally accepted accounting principles and the instructions to Item 4.3 of Form N-2.

Very truly yours,

/s/ Bush & Associates, CPA

Bush & Associates CPA LLC (PCAOB 6797)

Las Vegas, Nevada

December 29, 2025

9555 S. Eastern Ave, Suite 280, Las Vegas, NV 89123 ● 702.703.5979 ● www.bushandassociatescpas.com